EXHIBIT 10.04

TYLER RYAN GROUP

SERVICES RETAINER AGREEMENT

This Limited Services Agreement ("Agreement") is entered into between Shades Holdings Inc. ("Client") and The Tyler

Ryan Group ("Company"). They agree as follows:

1. Scope of services provided by the Company

The Company will, for the terms outlined below, complete the following tasks related to www.dailyshades.com owned by the Client.

•	Pictures. The Company will create or acquire images of sunglasses featured on the site, and cause the images to be posted at required deadlines

•	Written descriptions. The Company will write or acquire written descriptions of the featured products on www.dailvshades.com.

•	Social media maintenance. The Company will regularly perform updates on various social media, including Twitter, Facebook, and Myspace, at the direction of the Client

•
Overall website guidance. Guidance refers to minor changes and day to day operation of the website. There may be an additional charge incurred for certain work, changes, or other large scale modifications to www.dailyshades.com. The Company will advise the Client about any such work prior to beginning.

2.  Payment terms agreed to by the Client

The Client agrees to pay the Company the sum of five hundred dollars ($500.00) monthly, due on the last day of each month beginning December 31st, 2009. The Company will submit a monthly invoice prior to the last of each month for the services rendered during that month.

As a one-time transaction, Shades Holdings Inc. will transfer 40,000 shares of stock in said Company to the Tyler Ryan Group, as part of initial compensation for services outlined in Section 1.

3.  Amendments/termination of agreement

This agreement will remain in effect on a month to month basis, renewable on the first of each month. Either party reserves the right to make amendments wholly or in part, by providing written documentation to the desired change. No change will be made without a minimum of fifteen days notice. In the event of termination of this agreement, the Company will continue service until the end of the current month. The Client will pay the final monthly fee as outlined in terms in Paragraph 2.

Agreed to on this 17th day of December, 2009

/s/ Tyler Ryan
Tyler Ryan, President Tyler Ryan Group

/s/ Sean Lyons
Sean Lyons, President Shades Holdings Inc.

The Tyler Ryan Group
Marketing. It's What We Do.
Tampa FL • Columbia SC
(813) 389.8728 • (843)
452.7883
TylerarylerRyanGrouo.com
www.TylerRyanGroup.com